EXHIBIT 10.12

AMENDMENT NO. 1 TO IOWA TELECOMMUNICATIONS SERVICES, INC. 2005 STOCK INCENTIVE PLAN

By this action of the Board of Directors (the “Board”) of Iowa Telecommunication Services, Inc., (the “Company”) on April 23, 2007, subject to approval by the Company’s shareholders, the Company hereby amends in the manner set forth herein certain provisions of the Iowa Telecommunications Services, Inc. 2005 Stock Incentive Plan as previously adopted by the Board on April 26, 2005, and approved by the shareholders of the Company on June 16, 2005.

Article 1. Shares Available. Section 4(a) of the Plan is amended by striking the entire first sentence of said section and replacing it with the following sentence:

Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 1,500,000.

Article 2: Limitation on Awards Granted to Non-Employee Directors. Section 4(d)(iii) of the Plan is amended by striking the entire first sentence of said section and replacing it with the following sentence:

Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 10% of the Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.

Article 3. Term of the Plan. Section 11 of the Plan is amended by striking the entire first sentence of said section and replacing it with the following sentence:

The Plan shall terminate at midnight on the tenth anniversary of shareholder approval of Amendment No. 1 to the Plan, unless terminated before then by the Board.

Article 4. Miscellaneous. Capitalized terms not defined in this Amendment No. 1 have the meanings set forth in the Plan as previously adopted and approved. Except as expressly amended by this Amendment No. 1, the Plan shall continue in full force and effect, as adopted and approved. Unless and until approved by the Company’s shareholders, this Amendment shall have no force and effect.